Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma financial information is derived from the historical financial statements of the Company adjusted to reflect the following:

On August 18, 2010, Abraxas Petroleum Corporation and its wholly-owned subsidiary, Abraxas Operating, LLC, agreed to contribute 8,333 net acres in the Eagle Ford Shale play to Blue Eagle Energy, LLC (the “Blue Eagle JV”) and received a $25 million equity interest in the Blue Eagle JV pursuant to the terms of a Subscription and Contribution Agreement among Abraxas Petroleum, Abraxas Operating, Blue Eagle and Blue Stone Oil & Gas, LLC.

The Unaudited Pro Forma Condensed Balance Sheet of the Company as of June 30, 2010, has been prepared assuming that the contribution of the acreage and formation of Blue Eagle JV were consummated on June 30, 2010.  The Unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 2009 and for the six month period ended June 30, 2010 have been prepared assuming that the transactions were consummated at the beginning of the reporting period.

The Unaudited Pro Forma Financial Information should be read in conjunction with the notes thereto, the Consolidated Financial Statements of the Company for the year ended December 31, 2009 and the six months ended June 30, 2010 and the notes thereto.

The Unaudited Pro Forma Financial Information is not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions were consummated at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal crude oil and natural gas production declines, reductions in prices paid for crude oil and natural gas, future acquisitions and other factors.

Abraxas Petroleum Corporation
Unaudited Proforma Condensed  Balance Sheets
June 30, 2010
	Historical	Pro Forma adjustments			Pro Forma
	(in thousands)
Assets:
Current assets:
Cash	$2,594		$-		$2,594
Accounts receivable, net:
Joint owners	943		-		943
Oil and gas production	6,886		-		6,886
Other	791		-		791
	8,620		-		8,620

Derivative asset – current	4,209		-		4,209
Other current assets	405		-		405
Total current assets	15,828		-		15,828

Property and equipment:
Oil and gas properties, full cost method of accounting:
Proved	451,616		(25,000)	(1a)	426,616
Other property and equipment	11,356		-		11,356
Total	462,972		(25,000)		437,972
Less accumulated depreciation, depletion, and amortization	(317,906)		-		(317,906)
Total property and equipment – net	145,066		(25,000)		120,066

Investment in Joint Venture	-		25,000	(1b)	25,000

Deferred financing fees, net	4,621		-		4,621
Derivative asset – long-term	7,480		-		7,480
Other assets	864		-		864
Total assets	$173,859		$-		$173,859

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,205	$			$6,205
Oil and gas production payable	3,313		-		3,313
Accrued interest	392		-		392
Other accrued expenses	1,480		-		1,480
Derivative liability - current	4,793		-		4,793
Current maturities of long-term debt	146		-		146
Total current liabilities	16,329		-		16,329

Long-term debt	144,317		-		144,317

Derivative liability - long-term	4,669		-		4,669
Future site restoration	9,634		-		9,634
Total liabilities	174,949		-		174,949

Stockholders’ deficit:
Common Stock, par value $.01 per share-	764		-		764
Additional paid-in capital	183,494		-		183,494
Accumulated deficit	(185,491)		-		(185,491)
Accumulated other comprehensive income	143		-		143
Total stockholders’ deficit	(1,090)		-		(1,090)
Total liabilities and stockholders’ deficit	$173,859		$-		$173,859

Abraxas Petroleum Corporation
Unaudited Proforma Statement of Operations
Year Ended December 31, 2009

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands except per share data)
Revenues:
Oil and gas production revenues	$51,829	$-		$51,829
Rig revenues	914	-		914
Other	7	-		7
	52,750	-		52,750
Operating costs and expenses:
Lease operating and production taxes	26,224	-		26,224
Depreciation, depletion, and amortization	17,886	(1,557)	(2a)	16,329
Rig operations	758	-		758
General and administrative	7,705	-		7,705
	52,573	(1,557)		51,016
Operating income	177	1,557		1,734

Other (income) expense:
Interest income	(15)	-		(15)
Amortization of deferred financing fees	1,326	-		1,326
Interest expense	11,346	-		11,346
Financing fees	362	-		362
Loss on derivative contracts	12,322	-		12,322
Other	2,071	-		2,071
	27,412	-		27,412
Net loss before income tax and non-controlling interest	(27,235)	1,557		(25,678)
Income tax	1,290	-		1,290
Net loss attributable to non-controlling interest	9,745	-		9,745
Net loss attributable to Abraxas	(18,780)	1,557		(17,223)

Basic earnings per common share:
Net income per common share - basic	$(0.34)			$(0.31)

Net income per common share - diluted	$(0.34)			$(0.31)

Weighted average shares:
Basic	55,499			55,499
Diluted	55,499			55,499

Abraxas Petroleum Corporation
Unaudited Proforma Statement of Operations
Six Months Ended June 30, 2010

	Historical	Pro Forma Adjustments	Pro Forma
	(In thousands except per share data)
Revenues:
Oil and gas production revenues	$30,509	$-		$30,509
Rig revenues	520	-		520
Other	6	-		6
	31,035	-		31,035
Operating costs and expenses:
Lease operating and production taxes	12,854	-		12,854
Depreciation, depletion, and amortization	8,674	(744)	(3a)	7,930
Rig operations	390	-		390
General and administrative	4,332	-		4,332
	26,250	(744)		25,506
Operating income	4,785	744		5,529

Other (income) expense:
Interest income	(4)	-		(4)
Amortization of deferred financing fees	1,322	-		1,322
Interest expense	4,586	-		4,586
Gain on derivative contracts	(17,527)	-		(17,527)
Other	(75)	-		(75)
	(11,698)	-		(11,698)
Net income	$16,483	$744		$17,227

Basic earnings per common share:
Net income per common share - basic	$0.22			$0.23

Net income per common share - diluted	$0.21			$0.22

Weighted average shares:
Basic	75,824			75,824
Diluted	77,052			77,052

NOTE 1. The Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2010, reflects the disposition of properties and formation of Blue Eagle JV as if it had occurred as of June 30, 2010:

(a)
Contribution of oil and gas properties to Blue Eagle JV. This represents a credit to the full cost pool with no gain being recognized in accordance with full cost accounting rules. At the time the transaction was consummated, Abraxas had not yet acquired all of the committed acreage. Abraxas has until December 31, 2010 to satisfy the acreage commitment which will require a cash outlay of $400,000 to $700,000.

(b)	Investment in Blue Eagle JV.

There were no liabilities associated with the properties contributed.

NOTE 2. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2009, reflects the disposition of properties and formation of Blue Eagle JV as if it were consummated on January 1, 2009.

(a)	Adjust depletion to reflect the impact of the properties contributed to the Blue Eagle JV.

NOTE 3. The Unaudited Pro Forma Statement of Operations for the six months ended June 30, 2010, reflects the disposition of properties and formation of Blue Eagle JV as if it were consummated on January 1, 2009.

(a)	Adjust depletion to reflect the impact of the properties contributed to the Blue Eagle JV.

NOTE 4. There was no historical production associated with the properties contributed to the Blue Eagle JV, accordingly there is no adjustment to operations related to these properties. Additionally there is no adjustment to equity or earnings of the joint venture.